Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Solid Third-Quarter Revenue Growth and Increases Full Year Revenue Guidance

•	Terminix Revenue of $436 million – up 10.3 percent total year-over-year and 2.6 percent organically
•	Franchise Service Group Revenue of $60 million – up 8.6 percent total year-over-year and 2.1 percent organically
•	Full Year Revenue Guidance increased to range from $1,885 million to $1,900 million due to improved performance of Terminix acquisitions
•	Full Year Adjusted EBITDA Guidance remains in the range of $425 million to $435 million
•	On October 1, 2018, ServiceMaster completed the spin-off of American Home Shield, operating under its new parent company, frontdoor, inc.
•	In connection with the spin, ServiceMaster reduced debt by $982 million

MEMPHIS, TENN. — November 6, 2018  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, today announced unaudited third-quarter 2018 results.

The results for the American Home Shield segment are included in continuing operations in ServiceMaster’s results reported in this press release. Beginning with the Company’s Annual Report on Form 10-K for the year ending December 31, 2018, the American Home Shield segment, including periods prior to the fourth-quarter of 2018, will be reported in discontinued operations. For further information on the third-quarter performance of American Home Shield, please visit investors.frontdoorhome.com/.

For the third quarter, the company, as a whole, reported a year-over-year revenue increase of 10 percent to $873 million. Third-quarter 2018 net income was $71 million, or $0.52 per share, versus $80 million, or $0.60 per share, in the same period in 2017. Third-quarter 2018 Adjusted EBITDA(1) was $191 million, a year-over-year decrease of $9 million and adjusted net income(2) was $91 million, or $0.67 per share versus $99 million, or $0.73 per share, for the same period in 2017.

Excluding the American Home Shield segment, revenue in the third quarter increased 10 percent to $496 million and Adjusted EBITDA(1) increased $1 million to $105 million year-over-year.

“We are pleased to see our transformation efforts begin to show up in Terminix growth, with 7.8 percent organic growth in residential pest and 2.6 percent overall organic Terminix revenue growth,” said ServiceMaster Chief Executive Officer Nik Varty. “The residential pest transformation began last October with a focus on enhancing the customer experience and driving operational improvements in start rates, completion rates and customer engagement. We still have significantly more to do in terms of improving the 50,000 customer experiences we deliver every day, which will ultimately drive improvements in our customer retention rates. As promised, we continue to invest with discipline in technology, talent, training, marketing and the ability of our field operations to better serve our customers. We have also now expanded the focus of our transformation efforts on our termite and commercial pest service lines. We have successfully integrated our Terminix Commercial national accounts with Copesan, and we continue to leverage their service and delivery capabilities as we expand our presence in this important market segment to enable future growth. Our restoration and cleaning businesses continue to drive growth, with strong gains in commercial disaster and fire restoration programs at ServiceMaster Restore and 15 percent growth in janitorial national accounts at ServiceMaster Clean. We continue to explore opportunities to expand our brands in markets that are showing high growth profiles such as healthcare cleaning and national accounts.”

“I would also like to recognize the hard work of many in the successful and timely completion of the spin-off of the American Home Shield business.”

Consolidated Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
$ millions	2018	2017	B/(W)		2018	2017	B/(W)
Revenue	$873	$797	$77		$2,422	$2,246	$176
YoY growth			9.6%				7.8%
Gross Margin	393	377	15		1,113	1,066	47
% of revenue	45.0%	47.4%	(2.4)	pts	45.9%	47.5%	(1.5)	pts
SG&A	(229)	(199)	(30)		(651)	(592)	(60)
% of revenue	26.2%	25.0%	(1.2)	pts	26.9%	26.3%	(0.5)	pts
Income from Continuing Operations before Income Taxes	100	114	(14)		285	313	(28)
% of revenue	11.4%	14.3%	(2.9)	pts	11.7%	13.9%	(2.2)	pts
Net Income	71	80	(10)		207	204	3
% of revenue	8.1%	10.1%	(2.0)	pts	8.5%	9.1%	(0.5)	pts
Adjusted Net Income(1)	91	99	(8)		258	238	21
% of revenue	10.5%	12.5%	(2.0)	pts	10.7%	10.6%	0.1	pts
Adjusted EBITDA(2)	191	200	(9)		540	543	(4)
% of revenue	21.9%	25.1%	(3.2)	pts	22.3%	24.2%	(1.9)	pts
Net Cash Provided from Operating Activities from Continuing Operations	86	81	5		365	340	25
Free Cash Flow(3)	75	67	8		313	293	20

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended September 30,					Nine Months Ended September 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2018	B/(W) vs. PY	2018	B/(W) vs. PY		2018	B/(W) vs. PY	2018	B/(W) vs. PY
Terminix	$436	$41	$80	$(2)		$1,259	$70	$276	$7
YoY growth / % of revenue		10.3%	18.4%	(2.4)	pts		5.9%	21.9%	(0.7)	pts
Franchise Services Group	60	5	21	(1)		183	26	67	2
YoY growth / % of revenue		8.6%	34.7%	(4.3)	pts		16.6%	36.6%	(4.6)	pts
Corporate(4)	—	—	4	4		1	—	6	5
Total	$496	$46	$105	$1		$1,443	$96	$348	$14
YoY growth / % of revenue		10.1%	21.2%	(1.9)	pts		7.2%	24.1%	(0.7)	pts
American Home Shield	377	31	86	(10)		979	80	191	(18)
YoY growth / % of revenue		8.9%	22.7%	(5.0)	pts		8.9%	19.5%	(3.7)	pts
Total	$873	$77	$191	$(9)		$2,422	$176	$540	$(4)
YoY growth / % of revenue		9.6%	21.9%	(3.2)	pts		7.8%	22.3%	(1.9)	pts

Reconciliations of net income to adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported a 10.3 percent year-over-year revenue increase in the third quarter of 2018, reflecting an increase in residential pest control services and the acquisition of Copesan on March 30, 2018. Terminix achieved organic revenue growth of 2.6 percent in the third quarter, including 7.8 percent organic growth in residential pest control.  When normalized for the prior year hurricane and the one-time bait monitoring station conversion impact, organic revenue would have been 2.3 percent. Strong organic residential pest revenue growth was driven by operational improvements in completion rate, start rate, and new unit sales as a result of continued progress in the Terminix transformation. Organic revenue growth remains on track to range between 1 and 2 percent for the full year.

Although Terminix posted over 10 percent revenue growth, adjusted EBITDA decreased by $2 million, or 3 percent, largely the result of our continuing efforts to drive consistently strong long-term growth. We increased selling and marketing expenses, which drove higher new sales in the quarter. Additionally, we continue to invest heavily in upgrading our service model that will ultimately drive higher customer retention and consistently strong growth. The Company continues to see opportunities to invest in the business to drive future growth, and adjusted EBITDA margins remain on pace to be relatively flat for the full year, excluding acquisition impact and the spin related dis-synergies.

Franchise Services Group

The Franchise Services Group reported an 8.6 percent year-over-year revenue increase in the third quarter of 2018 driven by 15 percent growth in janitorial national accounts sales, as well as the recognition of $4 million of national advertising fund franchisee contributions pursuant to our adoption of a new accounting rule regarding revenue recognition that took effect on January 1, 2018. Prior to 2018, contributions to the national advertising fund made by our franchisees were treated as an offset to advertising expense. The adoption of this accounting standards change increased revenue by $4 million but had no impact on Adjusted EBITDA.

Adjusted EBITDA decreased 3 percent, or $1 million, versus prior year, reflecting the pass through of a decrease in high margin royalty fees due to the positive impact of hurricane events in 2017 offset, in part, by an increase in lower margin janitorial national accounts. When normalized for hurricane impact in the third-quarter of 2017 and the national advertising fund accounting rule change, revenue growth would have been 4 percent and Adjusted EBITDA would have been up 2 percent year-over-year in the third quarter.

Corporate

Corporate reported a $4 million increase in Adjusted EBITDA when compared to the third quarter of the prior year. This increase is primarily related to favorable claims trends in our automobile, general liability, and workers’ compensation program. The favorable claim trends are attributable to operational improvements in claims management.

American Home Shield Spin-Off

On October 1, 2018, the Company completed the previously announced spin-off of its American Home Shield segment resulting in the spin-off of approximately $1 billion in debt and $251 million in cash and marketable securities and various other assets and liabilities of the businesses. The separation was effectuated through a prorate dividend (the “Distribution”) to the company’s stockholders of approximately 80.2 percent of the outstanding shares of common stock of frontdoor, inc. (“Frontdoor”), which was formed as a wholly owned subsidiary of the company to hold its American Home Shield segment. As a result of the Distribution, Frontdoor is an independent public company that trades on the Nasdaq Global Select Market under the symbol “FTDR”.

The Distribution was made to the Company’s stockholders of record as of the close of business on September 14, 2018, and such stockholders received one share of Frontdoor common stock for every two shares of ServiceMaster common stock held as of the close of business on the record date. The Company distributed 67,781,527 shares of common stock of Frontdoor in the Distribution and retained 16,734,092 shares, or approximately 19.8 percent of the common stock of Frontdoor immediately following the Distribution. The Company currently intends to responsibly dispose of all of the Frontdoor common stock by June 14, 2019 to further reduce debt.

The American Home Shield segment is reported in this press release in continuing operations. Beginning with the Company’s fourth-quarter and full-year press release for the year ending December 31, 2018, the American Home Shield segment will be reported in discontinued operations.

In connection with the Distribution, on September 28, 2018, the Company and Frontdoor entered into a separation and distribution agreement as well as various other agreements that govern the relationships between the parties following the Distribution, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements provide for the allocation between ServiceMaster and Frontdoor of assets, liabilities and obligations attributable to periods prior to, at and after the Distribution and govern certain relationships between the Company and Frontdoor after the Distribution.

Cash Flow

For the nine months ended September 30, 2018, net cash provided from operating activities from continuing operations increased to $365 million from $340 million for the nine months ended September 30, 2017, a seven percent year-over-year increase. The increase was driven by lower cash taxes resulting from the Tax Cut and Jobs Act, partially offset by one-time spending related to the AHS spin.

Net cash used for investing activities from continuing operations was $198 million for the nine months ended September 30, 2018, compared to $48 million for the nine months ended September 30, 2017. Net cash used for investing activities in the nine months ended September 30, 2018, included $160 million of payments for Copesan and other acquisitions, net of cash acquired.

Net cash used for financing activities from continuing operations was $119 million for the nine months ended September 30, 2018, compared to $136 million for the nine months ended September 30, 2017. In the nine months ended September 30, 2018, we used $79 million to repay our matured 2018 Notes, as well as $982 million to repay a portion of our outstanding term loan debt as a part of the American Home Shield spin.  In the nine months ended September 30, 2017, we used $85 million to purchase 2.2 million shares of company stock.

Free cash flow(3) was $313 million for the nine months ended September 30, 2018 compared to $293 million for the nine months ended September 30, 2017. Free cash flow(3) to Adjusted EBITDA(1) conversion was 58 percent for the nine months ended on September 30, 2018.

Full-Year 2018 Outlook

The company now expects full-year 2018 revenue to range from $1,885 million to $1,900 million, or an increase of seven to nine percent compared to 2017. The increase in revenue since the previously provided outlook primarily reflects improved performance of Terminix acquisitions. Organic revenue growth at Terminix remains on track to range between 1 and 2 percent for the full year.

Full-year 2018 Adjusted EBITDA is anticipated to remain in the range of $425 million to $435 million, or an increase of two percent to four percent compared to 2017. Full-year 2018 Adjusted EBITDA guidance includes spin related dis-synergies. Adjusted EBITDA margins at Terminix remain on pace to be relatively flat for the full year, excluding acquisition impact and spin related dis-synergies.

A reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Third-Quarter 2018 Earnings Conference Call

The company will discuss its third-quarter 2018 financial and operating results during a conference call at 8 a.m. central time (9 a.m. eastern time) today, November 6, 2018. To participate on the conference call, interested parties should call 800.954.0686 (or international participants, +1.212.231.2907). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page. The call will be available for replay until December 6, 2018. To access the replay of this call, please call 800.633.8284 and enter reservation number 21898236 (international participants: 402.977.9140, reservation number 21898236). You may also review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration), Terminix (termite and pest control), Terminix Commercial (commercial termite and pest control) and Copesan (commercial national accounts pest management). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2018 revenue and Adjusted EBITDA outlook and organic revenue growth projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; American Home Shield spin-off charges; non-cash impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; provision for income taxes; loss on extinguishment of debt and interest expense. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; American Home Shield spin-off charges; impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate includes the unallocated expenses of our corporate functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$873	$797	$2,422	$2,246
Cost of services rendered and products sold	481	419	1,309	1,180
Selling and administrative expenses	229	199	651	592
Amortization expense	8	7	20	20
401(k) Plan corrective contribution	—	(4)	—	(3)
Fumigation related matters	1	—	1	2
Impairment of software and other related costs	—	—	—	2
Restructuring charges	1	14	13	17
American Home Shield spin-off charges	8	7	23	7
Interest expense	40	38	115	113
Interest and net investment income	(3)	(1)	(5)	(3)
Loss on extinguishment of debt	10	3	10	6
Income from Continuing Operations before Income Taxes	100	114	285	313
Provision for income taxes	29	34	77	109
Income from Continuing Operations	71	80	207	204
Gain from discontinued operations, net of income taxes	—	—	—	1
Net Income	$71	$80	$207	$204
Total Comprehensive Income	$73	$83	$224	$208
Weighted-average common shares outstanding - Basic	135.6	134.3	135.4	134.2
Weighted-average common shares outstanding - Diluted	136.0	135.2	135.8	135.4
Basic Earnings Per Share:
Income from Continuing Operations	$0.52	$0.60	$1.53	$1.52
Gain from discontinued operations, net of income taxes	—	—	—	—
Net Income	0.52	0.60	1.53	1.52
Diluted Earnings Per Share:
Income from Continuing Operations	$0.52	$0.59	$1.53	$1.50
Gain from discontinued operations, net of income taxes	—	—	—	—
Net Income	0.52	0.59	1.52	1.51

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	September 30,	December 31,
	2018	2017
Assets:
Current Assets:
Cash and cash equivalents	$521	$475
Marketable securities	9	25
Receivables, less allowances of $23 and $23, respectively	196	570
Inventories	44	41
Prepaid expenses and other assets	107	94
Deferred customer acquisition costs	—	36
Total Current Assets	878	1,242
Other Assets:
Property and equipment, net	248	237
Goodwill	2,405	2,256
Intangible assets, primarily trade names, service marks and trademarks, net	1,738	1,692
Restricted cash	89	89
Notes receivable	44	41
Long-term marketable securities	21	22
Deferred customer acquisition costs	101	—
Other assets	89	68
Total Assets	$5,612	$5,646
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$147	$115
Accrued liabilities:
Payroll and related expenses	63	63
Self-insured claims and related expenses	133	117
Accrued interest payable	22	15
Other	73	56
Deferred revenue	273	663
Current portion of long-term debt	54	144
Total Current Liabilities	764	1,174
Long-Term Debt	2,702	2,643
Other Long-Term Liabilities:
Deferred taxes	535	493
Other long-term obligations, primarily self-insured claims	187	169
Total Other Long-Term Liabilities	722	662
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,085,424 shares issued and 135,563,054 outstanding at September 30, 2018 and 146,662,232 shares issued and 135,141,048 outstanding at December 31, 2017)	2	2
Additional paid-in capital	2,339	2,321
Accumulated deficit	(674)	(895)
Accumulated other comprehensive income	23	5
Less common stock held in treasury, at cost (11,522,370 shares at September 30, 2018 and 11,521,184 shares at December 31, 2017)	(267)	(267)
Total Stockholders' Equity	1,423	1,167
Total Liabilities and Stockholders' Equity	$5,612	$5,646

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2018	2017
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$563	$386
Cash Flows from Operating Activities from Continuing Operations:
Net Income	207	204
Adjustments to reconcile net income to net cash provided from operating activities:
Gain from discontinued operations, net of income taxes	—	(1)
Depreciation expense	62	56
Amortization expense	20	20
Amortization of debt issuance costs	4	4
401(k) Plan corrective contribution	—	(3)
Fumigation related matters	1	2
Payments on fumigation related matters	(1)	(2)
Impairment of software and other related costs	—	2
Loss on extinguishment of debt	10	6
Deferred income tax (benefit) provision	21	27
Stock-based compensation expense	11	10
Gain on sale of marketable securities	(1)	—
Restructuring charges	13	17
Payments for restructuring charges	(11)	(5)
American Home Shield spin-off charges	23	7
Payments for American Home Shield spin-off charges	(15)	(3)
Other	(8)	14
Change in working capital, net of acquisitions:
Receivables	(1)	(81)
Inventories and other current assets	(38)	(8)
Accounts payable	26	13
Deferred revenue	(6)	35
Accrued liabilities	25	17
Accrued interest payable	6	3
Current income taxes	16	3
Net Cash Provided from Operating Activities from Continuing Operations	365	340
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(60)	(50)
Government grant fundings for property additions	7	2
Sale of equipment and other assets	1	4
Business acquisitions, net of cash acquired	(160)	(12)
Purchases of available-for-sale securities	(16)	(9)
Sales and maturities of available-for-sale securities	33	23
Origination of notes receivable	(79)	(80)
Collections on notes receivable	74	76
Other investments	—	(1)
Net Cash Used for Investing Activities from Continuing Operations	(198)	(48)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	1,000	—
Payments of debt	(1,109)	(78)
Discount paid on issuance of debt	(2)	—
Debt issuance costs paid	(16)	—
Call premium paid on retirement of debt	—	(1)
Repurchase of common stock	—	(85)
Issuance of common stock	6	27
Net Cash Used for Financing Activities from Continuing Operations	(119)	(136)
Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	1
Net Cash Provided from Discontinued Operations	—	1
Effect of Exchange Rate Changes on Cash	—	1
Cash (Decrease) Increase During the Period	47	159
Cash and Cash Equivalents and Restricted Cash at End of Period	$610	$545

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2018	2017	2018	2017
Net Income	$71	$80	$207	$204
Amortization expense	8	7	20	20
401(k) Plan corrective contribution	—	(4)	—	(3)
Fumigation related matters	1	—	1	2
Restructuring charges	1	14	13	17
American Home Shield spin-off charges	8	7	23	7
Impairment of software and other related costs	—	—	—	2
Gain from discontinued operations, net of income taxes	—	—	—	(1)
Loss on extinguishment of debt	10	3	10	6
Tax impact of adjustments	(7)	(9)	(16)	(18)
Adjusted Net Income	$91	$99	$258	$238
Weighted-average diluted common shares outstanding	136.0	135.2	135.8	135.4
Adjusted earnings per share	$0.67	$0.73	$1.90	$1.75

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2018	2017	2018	2017
Net Cash Provided from Operating Activities from Continuing Operations	$86	$81	$365	$340
Property additions and Government grant fundings for property additions	(11)	(14)	(52)	(48)
Free Cash Flow	$75	$67	$313	$293

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2018	2017	2018	2017
Net income	$71	$80	$207	$204
Depreciation and amortization expense	29	26	82	77
401(k) Plan corrective contribution	—	(4)	—	(3)
Fumigation related matters	1	—	1	2
Non-cash stock-based compensation expense	3	1	11	10
Restructuring charges	1	14	13	17
American Home Shield spin-off charges	8	7	23	7
Non-cash impairment of software and other related costs	—	—	—	2
Gain from discontinued operations, net of income taxes	—	—	—	(1)
Provision for income taxes	29	34	77	109
Loss on extinguishment of debt	10	3	10	6
Interest expense	40	38	115	113
Adjusted EBITDA	$191	$200	$540	$543

Terminix	$80	$82	$276	$269
American Home Shield	86	96	191	209
Franchise Services Group	21	22	67	65
Corporate	4	—	6	—
Adjusted EBITDA	$191	$200	$540	$543

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	September 30,

(In millions)	2018	2017	Growth		Acquired		Organic
Residential Pest Control	$180	$162	$18	11%	$6	3%	$13	8%
Commercial Pest Control	90	66	24	37%	24	37%	—	—%
Termite and Other Services	143	144	(1)	(1)%	1	1%	(2)	(1)%
Other	22	23	(1)	(3)%	—	—%	(1)	(3)%
Total revenue	$436	$395	$41	10%	$31	8%	$10	3%

Residential pest control revenue for the three months ended September 30, 2018 increased 11 percent compared to prior year, primarily resulting from an increase in volume driven by operational improvements as well as the impact of acquisitions completed during the year.

Commercial pest control revenue for the three months ended September 30, 2018 increased 37 percent compared to prior year, primarily driven by the impact of the Copesan acquisition.

Termite revenue, including wildlife exclusion, crawl space encapsulation and attic insulation, which are managed as a component of our termite line of business, decreased one percent compared to prior year, reflecting a decline in core termite renewals driven by the decreasing benefit from an initiative to upgrade bait monitoring stations for a small subset of our customers in 2017, offset by increases in core termite, wildlife exclusion and attic insulation. In the three months ended September 30, 2018, termite renewal revenue comprised 47 percent of total termite revenue, while the remainder consisted of termite new unit revenue. Termite activity is unpredictable in its nature. Factors that can impact termite activity include conducive weather conditions and consumer awareness of termite swarms.

Franchise Services Group Segment

Revenue by service line is as follows:

	Three Months Ended		% of	% of
	September 30,		Revenue	Revenue
(In millions)	2018	2017	2018	2017
Royalty Fees	$31	$32	52%	58%
Janitorial National Accounts	17	15	28	26
Sales of Products	4	5	7	9
Other	8	4	14	7
Total revenue	$60	$55	100%	100%